UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2007

Maverick Oil and Gas, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-50428	98-0377027
(Commission File Number)	(IRS Employer Identification Number)

300 SE 2nd Street, Suite 860, Fort Lauderdale, FL	33301
(Address of principal executive offices)	(Zip Code)

(954) 463-5707

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statement

This Current Report contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future results, levels of activity, events, trends or plans. We have based these forward-looking statements on our current expectations and projections about such future results, levels of activity, events, trends or plans. These forward looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, events, trends or plans to be materially different from any future results, levels of activity, events, trends or plans expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as guidance, may, will, should, could, would, expect, plan, anticipate, believe, estimate, continue or the negative of such terms or other such expressions. There are a number of factors that could cause our actual results to differ materially from our expectations, including but not limited to those factors disclosed in our Annual Report on Form 10-K, our other filings with the Securities and Exchange Commission, as well as our other public documents and press releases which can be found on our web site (www.maverickoilandgas.com). Readers are cautioned not to place undue reliance on our forward looking statements, as they speak only as of the date made. Such statements are not guarantees of future performance or events and we undertake no obligation to disclose any revision to these forward looking statements to reflect events or circumstances occurring after the date hereof.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or and Obligation under an Off-Balance Sheet Transaction

On December 3, 2007, we received a notice from each of the holders of our Secured Convertible Debentures that certain events of default had occurred under the Secured Convertible Debentures dated July 30, 2007, the associated Pledge and Security Agreement dated July 30, 2007, and other unspecified related documents based upon the statements made in the Current Report on Form 8-K we filed with the Securities and Exchange Commission on December 3, 2007.

The holders indicated that the default occurred under Section 4(a)(vii) of the Secured Convertible Debentures and Section 4(a)(vii) of the Pledge and Security Agreement, which provides that an event of default occurs when, among other things, we admit in writing that we are generally unable to pay our debts as they become due.

Each holder's notice indicated that under the terms of the Secured Convertible Debentures, we have an obligation to redeem the holder's Secured Convertible Debentures and that the holder was exercising its right to require all unpaid amounts under the Secured Convertible Debentures to bear interest at a default rate of 15%.

As of November 30, 2007, there was an aggregate total of approximately $28.6 million in principal and capitalized interest outstanding under the Secured Convertible Debentures. We do not have the resources to pay that amount.

Based upon conversations we have had with each of the holders, we believe that they intend to foreclose on our membership interests in our subsidiaries Maverick Woodruff County, LLC (which holds our leasehold interests in the Fayetteville Shale project) and Maverick Operating Company, LLC (the licensed operator of the Fayetteville Shale project), and seismic data and other files related to our Fayetteville Shale oil and gas operations. Based on our conversations with the holders, it is our expectation that the foreclosure process would result in the complete satisfaction of our indebtedness under the debentures and leave us with a modest amount of cash resources to permit us to find other business opportunities and financing. However, there is no assurance that the holders will take this course of action and not seek to foreclose on all of our assets subject to the Pledge and Security Agreement.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

10.1	Form of Secured Convertible Debenture dated as of July 30, 2007 (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed on August 3, 2007).

10.2	Pledge and Security Agreement dated as of July 30, 2007 (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q filed on August 3, 2007).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAVERICK OIL AND GAS, INC.

Date: December 7, 2007	By: /s/ Stephen M. Cohen
Stephen M. Cohen, CEO

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